Exhibit 99.1

FOR IMMEDIATE RELEASE

BENCHMARK ANNOUNCES APPOINTMENT OF DOUGLAS BRITT TO THE BOARD OF DIRECTORS AND ANNOUNCES THE RETIREMENT OF BOARD MEMBER DOUGLAS DUNCAN

TEMPE, AZ, January 9, 2023 –Benchmark Electronics, Inc. (NYSE: BHE) today announced the appointment of Douglas Britt as an independent director to the Company’s Board of Directors, effective immediately. Benchmark also announced today the retirement of Douglas Duncan, who has served as a board member since 2006, also effective January 9, 2023.

“It has been my great pleasure serving with Doug Duncan on the Board,” said David W. Scheible, Board Chair. “Doug’s contributions have been invaluable over the last 16 years. On behalf of the Board of Directors, I thank Doug for his service and commitment to Benchmark and we wish him all the best in the future. We are also pleased to welcome Doug Britt to the Board of Directors. Doug brings strong global operational and strategy expertise to the Board and is well familiar with our industry, having held executive leadership positions at several companies in the EMS and supply chain ecosystem. We look forward to benefitting from Doug’s significant manufacturing and technology experience in support of our strategic objectives.”

Mr. Britt currently serves as President and Chief Executive Officer of Boyd Corporation. Before joining Boyd in 2020, Mr. Britt was with Flex (NASDAQ: FLEX) from 2012 to 2020, where he served as President of its Integrated Solutions division, a $20 billion business unit that combines Flex’s Industrial and Emerging Industries (IEI), Communications and Enterprise Compute (CEC), and Consumer Technologies Groups (CTG). Flex is a $25 billion global provider of design, engineering, manufacturing, and supply chain solutions with approximately 180,000 employees in 30 countries.

Mr. Britt’s previous positions include Corporate Vice President and Managing Director for the Americas at Future Electronics from 2009 to 2012, Senior Vice President of worldwide sales, marketing, and operations at Silicon Graphics (NYSE: SGI) from 2007 to 2009, and Executive Vice President of sales, operations, and supply chain at Solectron Corporation (NYSE: SLR) from 2000 to 2007.

Mr. Britt currently serves on the board of directors of Helios Technologies (NASDAQ: SNHY) and is a member of the Helios compensation committee and audit committee. He holds a Bachelor of Science in Business Administration from California State University, and has attended executive education programs throughout Europe, including the University of London.

About Benchmark Electronics, Inc.
Benchmark provides comprehensive solutions across the entire product lifecycle by leading through its innovative technology and engineering design services, leveraging its optimized global supply chain and delivering world-class manufacturing services in the following industries: commercial aerospace, defense, advanced computing, next generation telecommunications, complex industrials, medical, and semiconductor capital equipment. Benchmark's global operations include facilities in seven countries and its common shares trade on the New York Stock Exchange under the symbol BHE.

For More Information, Please Contact:

Paul Mansky, Investor Relations and Corporate Development

512-580-2719 or paul.mansky@bench.com